EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for April 2012

WHITE PLAINS, N.Y., April 18, 2012 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) released its April newsletter today.

Solid Ratings and Rising Deal Flow

Fifth Street has joined a select group – business development companies with investment grade debt ratings from two nationally-recognized rating organizations. On April 3, Standard & Poor's Rating Services assigned our debt an investment grade rating of BBB-. Our debt already had been assigned a BBB- rating from Fitch Ratings.

Think of an investment grade rating as a vote of confidence for our credit quality. Having two such ratings provides us with competitive advantages that can in turn be viewed as positives for our shareholders. For example, it should reduce our overall cost of capital, as many banks have lower capital charges lending to companies with investment grade ratings, which can potentially help our profitability and allow us to use our cash flow more efficiently.

The strength of our balance sheet and the size of our platform position us to cost-effectively increase our leverage during the remainder of 2012. With the equity we raised earlier this year, along with the ability to access the investment grade debt capital markets opportunistically, we expect to be able to demonstrate the full earnings power of our platform going forward without the need to raise new equity in the near term. In addition, our debt can be owned by mutual funds, pension plans and other large investors that can only own investment grade debt.

M&A Activity Picking Up Steam

Our view on the economy has not changed since our last comments provided in Fifth Street's March newsletter. As signs of growth become more prevalent, we continue to believe that interest rates (which the Federal Reserve is keeping artificially low) will eventually turn upward but will remain low for the foreseeable future. Bank lending activity should also remain low, especially in Europe, with large banks hesitating to make new loans while they strive to reduce risk-weighted assets per Basel III capital requirements.

We remain optimistic about the prospects for deal flow in 2012 – and our ability to be competitive in the environment. We are aggressively hiring to ensure that we are adequately staffed for the anticipated increase in middle market activity.

Mergers and acquisitions activity began to pick up in March and our pipeline of deals has grown accordingly. We expect this latest M&A uptick to extend into the third calendar quarter, which should prove to be a warm-up for what we anticipate to be an extraordinary fourth quarter for M&A deals. Transactions should especially be driven by tax considerations, as buyers and sellers look to close deals ahead of tax code revisions expected in 2013.

Ample Capacity

We believe Fifth Street is well-positioned to benefit from robust deal flow. We project that we will have available unused financing capacity of approximately $500 million to reach our target leverage of 0.6x our equity (excluding our SBA leverage), both to lend and to use for taking equity stakes. We have multiple lines of credit, notably from our ING Capital-led, Wells Fargo and Sumitomo credit facilities, providing us with a well-diversified and flexible financing platform to lever our existing portfolio and to further support our private equity sponsor relationships in the middle market. Early repayments of our generally well-performing loan vintages of 2008 and 2009 have enhanced our liquidity profile as well.

The impact of improving economic conditions is evident within our portfolio. If this trend persists and deal flow surges as we anticipate, we could see attractive gains from the sale of companies in which we have a significant equity stake. To date, we own equity in 20 of our portfolio companies.

Fifth Street People

Stacey Thorne, Head of Investor Relations, will be taking on new responsibilities at Fifth Street. We thank her for the outstanding job she has done in her Investor Relations role. We are in the process of hiring a new Head of Investor Relations. We hope to update you on this development in the near future.

We are also in the process of expanding our Chicago office, headed by Sunny Khorana. Sunny was recently named by the M&A Advisor as a winner of the third annual 40 UNDER 40 M&A Advisor Recognition Awards – Central Region. We congratulate him on this great achievement.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates" and "future," or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Alexander C. Frank, Chief Financial Officer
         Fifth Street Finance Corp.
         (914) 286-6855
         ir@fifthstreetfinance.com

         Media Contact:
         Brendan McManus
         CJP Communications
         (203) 254-1300 ext. 216
         CJP-FifthStreet@CJPCom.com